Exhibit 4.1

NINTH AMENDMENT
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF THE NECESSITY RETAIL REIT OPERATING PARTNERSHIP, L.P.

This Ninth Amendment (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of The Necessity Retail REIT Operating Partnership, L.P., dated July 19, 2018 (the “Partnership Agreement”), is hereby entered into and effective as of September 12, 2023 (the “Effective Date”), by GNL Retail GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”) of The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), for itself and on behalf of any limited partners of RTL OP. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement, the REIT Merger Agreement (defined below), and the Internalization Agreement (defined below), as applicable.

WHEREAS this Amendment is being adopted concurrently with the completion of the transactions set forth in (1) the Agreement and Plan of Merger, dated May 23, 2023 (the “REIT Merger Agreement”), by and among The Necessity Retail REIT, Inc., a Maryland corporation the general partner of RTL OP prior to the REIT Merger (defined below) (“RTL”), RTL OP, Global Net Lease, Inc., a Maryland corporation (“GNL”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of GNL (“REIT Merger Sub”) and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”), pursuant to which RTL merged with and into REIT Merger Sub with REIT Merger Sub being the surviving entity (the “REIT Merger”), OP Merger Sub merged with and into RTL OP with RTL OP as the surviving entity (the “Partnership Merger”); and (2) the Agreement and Plan of Merger, agreement dated May 23, 2023 (the “Internalization Agreement”), by and among GNL, RTL, GNL OP, and RTL OP, and other parties thereto, entered into for the purposes of effecting an internalization of the advisory and property management functions of GNL, GNL OP, RTL and RTL OP (collectively, the “Internalization” and, together with the REIT Merger and Partnership Merger, the “Transactions”); and

WHEREAS, (i) at the effective time of the REIT Merger (the “REIT Merger Effective Time”), and without any further action on the part of GNL, REIT Merger Sub, GNL OP, OP Merger Sub, RTL OP or the holders of RTL Limited Partner Common Units, GNL Limited Partner Common Units or any limited liability company interests in the OP Merger Sub, the general partner interests in RTL OP held by REIT Merger Sub remained issued and constituted the only issued and outstanding general partnership interests so that REIT Merger Sub became be the sole general partner of RTL OP; and (ii) all of the RTL Limited Partner Preferred Units held by REIT Merger Sub immediately after the REIT Merger Effective Time were cancelled and no payment was made with respect thereto; and

WHEREAS, immediately after the REIT Merger Effective Time and prior to the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), pursuant to the Distribution Agreement by and between REIT Merger Sub and GNL dated September 12, 2023 (the “Distribution Agreement”), REIT Merger Sub distributed and assigned (i) its general partnership interest in RTL OP, and (ii) one (1) RTL OP Class A Unit Limited Partner Interest, to GNL (the “Distribution”); and

WHEREAS, immediately after the Distribution and prior to the Partnership Merger Effective time, pursuant to the Contribution Agreement by and between GNL and GNL OP dated September 12, 2023 (the “1st Contribution Agreement”), GNL contributed and assigned (i) its general partnership interest in RTL OP, and (ii) one (1) RTL OP Class A Unit Limited Partner Interest, to GNL OP (the “1st Contribution”); and

WHEREAS, immediately after the 1st Contribution and prior to the Partnership Merger Effective time, pursuant to the Contribution Agreement by and between GNL OP and the General Partner dated September 12, 2023 (the “2nd Contribution Agreement”), GNL OP contributed and assigned its general partnership interest in RTL OP to the General Partner (the “2nd Contribution”) but retained one RTL OP Class A Unit Limited Partner Interest; and

WHEREAS, after the REIT Merger, the Distribution, the 1st Contribution, and the 2nd Contribution, pursuant to the REIT Merger Agreement the Partnership Merger occurred, and without any further action on the part of GNL, REIT Merger Sub, GNL OP, OP Merger Sub, RTL OP, the General Partner, or the holders of RTL Limited Partner Common Units, GNL Limited Partner Common Units or any limited liability company interests in the OP Merger Sub (i) all of the RTL Limited Partner Common Units held by those other than RTL OP and any RTL OP subsidiary were automatically converted into validly issued GNL Limited Partner Common Units in GNL OP (“New Parent LP Common Units”) in an amount equal to (x) one (1), multiplied by (y) the Common Exchange Ratio, subject to the treatment of fractional units as provided in the REIT Merger Agreement, (ii) each holder of New Parent LP Common Units was admitted as a limited partner of GNL OP in accordance with the terms of the GNL Partnership Agreement; (iii) each RTL Limited Partner Common Unit held by RTL OP and any RTL OP Subsidiary were automatically cancelled; (iv) general partnership interest in RTL OP remain outstanding; and (v) GNL OP continues as the sole limited partner of the RTL OP and the General Partner continues as the sole general partner of RTL OP; and

WHEREAS, after giving effect to the transactions as described in the REIT Merger Agreement, the Distribution Agreement, the 1st Contribution Agreement, and the 2nd Contribution Agreement, the General Partner became the general partner of RTL OP and GNL OP became the limited partner of RTL OP; and

WHEREAS, the General Partner desires to revise and restate Schedule A to the Partnership Agreement to reflect the Transactions, the Distribution, the 1st Contribution, and the 2nd Contribution.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	Schedule A is hereby revised and restated by replacing it in its entirety with Schedule A attached hereto.

2.	Notwithstanding anything in the Partnership Agreement to the contrary, an amendment to the Certificate of Limited Partnership of RTL OP evidencing the admission of the General Partner as the general partner of RTL OP shall be filed with the office of the Secretary of State of the State of Delaware promptly and no later than ninety (90) days after the Effective Date, as required by Section 17-202(c) of the Revised Uniform Limited Partnership Act of the State of Delaware. The General Partner hereby waives any requirement of an opinion of counsel with respect to the admission of the General Partner as general partner of RTL OP.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Ninth Amendment to the Second Amended and Restated Agreement of Limited Partnership of The Necessity Retail REIT Operating Partnership, L.P. as of the date first set forth above.

THE NECESSITY RETAIL REIT OPERATING PARTNERSHIP, L.P.

By: GNL RETAIL GP, LLC, its General Partner

By: GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., its Sole Member

By: GLOBAL NET LEASE, INC., its General Partner

By:	/s/ James Nelson
Name:	James L. Nelson
Title:	Co-Chief Executive Officer

[Signature Page to Ninth Amendment To Second Amended and Restated Agreement of Limited Partnership]